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               Exhibit 99.1  --  Press Release dated June 9, 1998
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              SPACETEC IMC CORPORATION ANNOUNCES AGREEMENT FOR ITS
                'OPEN MOTION' TECHNOLOGY WITH 3D OPENMOTION, LLC

  LOWELL, MA., June 9, 1998 -- Spacetec IMC Corporation (Nasdaq: SIMC), a leading provider of 3D input controllers and related software, today announced an agreement to transfer its Open Motion technology to 3D Open Motion, LLC. Spacetec's founder and former CEO, Dennis Gain, and Dr. Georges Grinstein, a leading 3D graphics and visualization proponent, will lead the new venture.

  Under terms of the agreement, Spacetec will contribute certain assets connected with Open Motion in return for an initial 20 percent 1/8preferential 3/8 interest in 3D Open Motion, LLC. Mr. Gain and his affiliates will contribute 291,667 shares of Spacetec common stock to 3D Open Motion. Spacetec will purchase those shares under the previously announced stock buyback plan at a 20 percent discount to the fair market value of the stock on June 3, 1998, the date the parties agreed to the terms of the agreement. In connection with this transaction, approximately four (4) Spacetec employees and one consultant whose responsibilities related solely to the Open Motion technology will terminate their affiliation with Spacetec and accept employment with 3D Open Motion, LLC. Spacetec expects to benefit from a $200,000 quarterly reduction in operating expense as a result of the transaction.

  Spacetec IMC Corporation has been developing an advanced level of 3D enabling software referred to as the "Open Motion" body of software technology. Open Motion is comprised of a platform and graphics independent Application Programmer's Interface [API] and related specific Software Development Kits ["SDKs"] that will allow faster and easier creation, storage, retrieval, editing and invoking of 3D motion and 3D interactive motion control capabilities.

  In making the announcement, Ray Boelig, Spacetec's President and Chief Operating Officer stated, "A fully dedicated and focused software enterprise is required to bring this early stage, but promising technology to full commercial release. Given the resolve we have to focus on our profitable 3D controller and related enabling software business, the Company chose to accept the opportunity offered by the new group to undertake this extensive on-going research and development effort. Apart from our equity in the venture, Spacetec has rights to receive any newly developed technology applicable to our core business."

  To assure its success in its core business of Workstations, PC Consumer and the Corporate Desktop markets, Spacetec is actively working with Microsoft and Intel to embrace industry standards such as the Universal Serial Bus [USB], Human Interface Devices [HID] and Direct Input. "3D input controllers need to get into the hands of the masses and following a standards guideline is the most appropriate direction for Spacetec to achieve this objective. The Company also is developing what it calls an Enhanced Software Development Kit [ESDK] featuring 3D interactive motion events and control. The ESDK adds real value to applications by enhancing their capability in 3D representations and increasing the market demand / size for 3D input controllers," said Boelig.

  Dennis Gain, President of 3D OpenMotion, stated, "The Open Motion software technology, when complete, will make it easier and less expensive to incorporate sophisticated real-life 3D
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capabilities in everyday applications such as games, educational programs, business applications and the Internet. It also will make it easier for everyone to use 3D technology. Our new company will be dedicated to commercializing the Open Motion technology for the volume markets. This will benefit Spacetec by expanding the demand for its 3D controllers in the broader mass markets."

SPACETEC IMC CORPORATION

  Based in Lowell, Massachusetts, Spacetec IMC Corporation is a leading provider of interactive input controllers and software technology for use with 3D graphical applications. The markets served by Spacetec are: Mechanical- CAD, Design Engineering, Digital Content Creation, Corporate Desktop and Consumer End Use. Today, its products and technology are used in diverse applications ranging from designing parts for leading worldwide manufacturers such as Boeing, General Motors and Honda Motor Company to controlling the navigation of NASA's Sojourner Rover on Mars from 200 million miles away, as well as allowing computer gamers to perform extraordinary maneuvers in 3D games.


  (C) Copyright 1998 Spacetec IMC Corporation. All Rights Reserved. Spaceball, SpaceWare and PowerSensor are registered trademarks of Spacetec IMC Corporation. All other trademarks are the property of their respective owners.